Exhibit 99


 THE BEARD COMPANY                                         News Release
 Enterprise Plaza, Suite 320
 5600 North May Avenue                               Herb Mee, Jr., President
Oklahoma City, Oklahoma 73112
(405) 842-2333    OTCBB:  BRCO

                           THE BEARD COMPANY ANNOUNCES
                     DRILLING OF TWO MORE WELLS IN COLORADO.
             FIRST SIX WELLS HOOKED UP; INITIAL PRODUCTION COMMENCED

FOR IMMEDIATE RELEASE:  Tuesday, September 6, 2005

     Oklahoma City, Oklahoma --- The Beard Company (OTCBB:BRCO) today announced that Vista Resources ("Vista") of Pittsburgh, Pennsylvania has now drilled and completed two additional wells on the acreage we farmed out to them in Section 36, Township 3 North, Range 48 West, in Yuma County, Colorado.

     In preliminary tests the Yuma-5 State #23-36 had an indicated wellhead open flow of 2.3 mmcfd (million cubic feet per day) and the Yuma-5 #12-36 had an indicated wellhead open flow of 870 mcfd (thousand cubic feet per day). We have a 22.5% working interest in these two additional wells.

     Vista has advised that the first six wells drilled on the farmout acreage have now been placed on production at an initial production rate of approximately 100 mcf per day from each well. They have also advised that the two new wells are expected to be completed---and final tests run---in the next two weeks, with pipeline hookup to follow immediately thereafter.

     Herb Mee, Jr., President of the Company, stated: "With the drilling of these two additional wells the Vista acreage is now fully developed. We are pleased that all eight of the wells drilled have been successful and appear to be good wells. The Vista wells should be a source of meaningful income to us for a number of years."

     The Beard Company's common stock is traded on the OTC Bulletin Board under the symbol: BRCO. Its operations consist principally of coal reclamation activities, carbon dioxide (CO2) gas production, the construction of fertilizer plants in China, and its e-commerce activities aimed at developing business opportunities to leverage starpay(TM)'s intellectual property portfolio of
Internet  payment  methods  and  security   technologies.

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     Statements  regarding future  profitability  and operations,  including the timing of those activities, are "forward looking statements" within the meaning of the Private Securities Litigation Reform Act. The statements involve risks that could significantly impact The Beard Company. These risks include, but are not limited to, adverse general economic conditions, unexpected costs or delays or other unexpected events, as well as other risks discussed in detail in The Beard Company's filings with the Securities and Exchange Commission. The Beard Company assumes no duty to update or revise its forward-looking statements based on changes in internal estimates or otherwise.

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FOR FURTHER INFORMATION CONTACT:  Herb Mee, Jr.

Fax Number (405) 842-9901                          Email:  hmee@beardco.com